Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2009 (October 13, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51, described in Note 4 and as to the effects of the retrospective adjustment for the change in CKX, Inc. and subsidiaries’ (the “Company”) reportable segments as described in Note 13), relating to the consolidated financial statements and financial statement schedule of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51) and of our report dated March 9, 2009 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K (as amended by Form 8-K) of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/  Deloitte & Touche LLP
New York, New York
October 13, 2009